UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 28, 2016

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida		33913
(Address of principal executive offices)		(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2016, Mark Machulcz, age 52, was appointed Vice President of Operations for NeoGenomics, Inc. (the “Company”) and its wholly owned subsidiaries to serve until the earlier of his resignation or removal by the Company.  Mr. Machulcz joined the Company in December 2015 as part of its acquisition from GE Healthcare of Clarient Diagnostic Services, a leading provider of comprehensive cancer-diagnostic laboratory services, where since 2011 Mr. Machulcz had served as Vice President of International Operations.  While at Clarient, he was responsible for the development and execution of the international and domestic expansion strategy for the clinical and bio pharmaceutical business.  From 2009 until 2011, he served as Executive Vice President of Operations at PLUS Diagnostics, a pathology laboratory, where was responsible for lab operations, customer service, logistics and information technology.  Prior to joining PLUS Diagnostics, Mr. Machulcz directed the India operations at Quest Diagnostics Incorporated, where he was involved in the launch of their clinical trials service and was responsible for clinical and Anatomical Pathology Laboratories and prior to that role he served in various other positions at Quest Diagnostics with progressive levels of responsibility.  Mr. Machulcz received his Bachelor's degree in Medical Technology from St. Louis University and his Master's degree in Business Administration from Johns Hopkins University.  Mr. Machulcz does not have any family relationships with any of the Company’s other officers or directors.

On January 28, 2016, the Company extended a retention offer to Mr. Machulcz evidenced by a Retention Letter with respect to Mr. Machulcz’s employment as Vice President of Operations of the Company and its wholly owned subsidiaries.  The Retention Letter provides that Mr. Machulcz’s base salary will be $255,000 per year and that he will be eligible for a Management Incentive Plan bonus of up to (25%) of his base salary subject to completion of Company and individual performance objectives.

The Retention Letter also provides that Mr. Machulcz will be granted an option to purchase up to 50,000 shares of the Company’s common stock at an exercise price of $6.69 per share, the closing price of the Company’s stock as quoted on the NASDAQ Stock Market on January 28, 2016.  The option has a five (5) year term, subject to continued employment, and 16,667 shares of such option will vest on each of January 28, 2017 and 2018 and 16,666 shares of such option will vest on January 28, 2019.  Mr. Machulcz is also entitled to receive up to $50,000 as a retention bonus, subject to the terms and conditions of the Retention Agreement described below.

On January 28, 2016, the Company and Mr. Machulcz entered into a Retention Agreement pursuant to which Mr. Machulcz will receive a lump sum retention bonus of $50,000 if he remains in continuous employment with the Company through December 30, 2016 or is otherwise terminated by the Company without cause (as defined in the retention agreement).

Mr. Machulcz is also entitled to participate in all medical and other benefits that NeoGenomics Laboratories has established for its employees.

On January 28, 2016, the Company and Mr. Machulcz also entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Non-Compete Agreement”) in connection with the Retention Letter and Retention Agreement. In part, the Non-Compete Agreement contains a non-solicitation and non-competition provision which will be in effect for a two (2) year period following the termination of Mr. Machulcz’s employment relationship with the Company for any reason.

The foregoing summaries of the Retention Letter, the Retention Agreement and the Non-Compete Agreement do not purport to be complete statements of the terms of each such document and are qualified in their entirety by reference to the full text of each document, copies of which are being filed with this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT	DESCRIPTION	LOCATION

Exhibit 10.1	Retention Letter to Mark A. Machulcz dated January 28, 2016	Provided herewith

Exhibit 10.2	Confidentiality, Non-solicitation and Non-compete Agreement between NeoGenomics, Inc. and Mark A. Machulcz dated January 28, 2016	Provided herewith
Exhibit 10.3	Retention Agreement between NeoGenomics, Inc. and Mark A. Machulcz dated January 28, 2016	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: February 3, 2016

Exhibit Index

Exhibit No.	Description

10.1	Retention Letter to Mark A. Machulcz dated January 28, 2016

10.2	Confidentiality, Non-solicitation and Non-compete Agreement between NeoGenomics, Inc. and Mark A. Machulcz dated January 28, 2016
10.3	Retention Agreement between NeoGenomics, Inc. and Mark A. Machulcz dated January 28, 2016

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